UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 6, 2006

Commission File Number 333-26999

ANVIL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3801705
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

228 East 45th Street
New York, New York	10017	(212) 476-0300
(Address of principal	(Zip Code)	Registrant’s telephone number,
executive offices)		including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Anvil Holdings, Inc.

Form 8-K

Item 1.01 Entry into a Material Definitive Agreement

Item 1.03 Bankruptcy or Receivership

Item 2.04 (a) Triggering Events

Item 5.02 (c) Departure of Directors or Principal Officers; Election of Directors; Appointment

            Of Principal Officers

On October 2, 2006, Anvil Holdings, Inc. and its affiliates and/or subsidiaries Anvil Knitwear, Inc., and Spectratex, Inc. (collectively, the “Company”), filed voluntary petitions for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the Southern District of New York.  On the petition date, the Company filed a plan of reorganization providing that holders of Anvil Knitwear, Inc.’s 10.875% senior notes due 2007 (the “Notes”) would receive substantially all of the equity of the reorganized company and that holders of Anvil Holdings, Inc.’s preferred stock would receive the remaining equity and warrants.  Secured creditors and general unsecured creditors of the Company would be unimpaired under the plan, while holders of the common stock of Anvil Holdings would not receive any consideration and would be cancelled.  An ad hoc committee of the Notes supports confirmation of the plan.

In connection with its bankruptcy filing, the Company obtained a commitment for post-petition DIP financing from Wachovia Bank, N.A., in the amount of approximately $40 million, which was approved on an interim basis by the Bankruptcy Court on October 4, 2006.  Structured as an amendment to the existing Loan Agreement with Wachovia, the agreement now provides for additional covenants relating to minimum EBITDA and maximum capital expenditures.  The term of the Wachovia facility has been extended until September 2007 (unless earlier terminated by order of the Bankruptcy Court). The foregoing summary of the amendment to the Wachovia facility is qualified in its entirety by reference to the amendment attached hereto as Exhibit 10.1 and incorporated by reference herein.

The bankruptcy filing may be deemed  an event of  default under the Notes Indenture.

On September 29, 2006, the Company named Anthony Corsano its Chief Restructuring Officer, in addition to the positions he already holds at the Company.  Mr. Corsano is President and CEO of the Company.

This “Release” contains forward-looking statements within the meaning of, and this cautionary statement is intended to make applicable and take advantage of the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, and underlying assumptions and other statements which are other than statements of historical facts.  Statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions.  The Company’s expectations, beliefs, and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectation, beliefs, or projections will result or be achieved or accomplished.  In addition to the other factors discussed elsewhere herein, the following factors are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in this “Release” or any other forward-looking statement:  1. industry conditions, including changes in the cost or availability of raw materials, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; 2. market and economic factors; 3. the Company’s ability to maintain appropriate payment terms with its vendors; 4. the ability of the Company to continue as a going concern; 5. Bankruptcy Court approval of the Company’s motions prosecuted by it from time to time; 6. the ability of the Company to confirm and consummate the Company’s plan of reorganization; 7. risks associated with third parties seeking the appointment of a Chapter 11 trustee or seeking to convert the cases to Chapter 7 cases; 8. the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; 9. the Company’s ability to maintain contracts that are critical to its operations; 10. potential adverse developments with respect to the Company’s liquidity or results of operations; 11. the ability of the Company to fund and execute its business plan; 12. the ability to attract, retain, and compensate key executives and other employees; 13. the ability of the Company to attract and retain customers; and 14. other uncertainties and risk factors, including those described form time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  The Company disclaims any obligations to update any forward-looking statements to reflect events or other circumstances after the date hereof.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1 Ratification and Amendment Agreement between the Company and Wachovia Bank,

N.A. dated as of October 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

ANVIL HOLDINGS, INC.
(Registrant)

/s/ JACOB HOLLANDER
Vice President and Secretary

Dated: October 6, 2006